VERSADIAL, INC.
305 MADISON AVENUE, SUITE 4510
NEW YORK, NY 10165

March 2, 2007

Dear Fellow Shareholders:

This letter is to inform you of the following developments involving your company, effective the date of this letter:

1)	We have changed our name to Versadial, Inc., from Carsunlimited.com, Inc.

2)	We have reduced, on a one for forty five basis, the number of the outstanding shares of our common stock. This effects a reverse stock split.

3)
We have reduced the number of our authorized shares of common stock from one billion three hundred million (1,300,000,000) to thirty five million (35,000,000) and the number of our authorized shares of preferred stock from one hundred million (100,000,000) to two million (2,000,000).

We changed our name to Versadial, Inc. to capitalize on the awareness of our trademarked name for our products in the marketplace.

We reduced the number of our outstanding shares by a ratio of one for forty five, as prior to this reduction, we had outstanding over 600,000,000 shares, a number that was disproportionate to our size and activity. This reduction is also required by our agreement with the holders of our convertible notes, who provided the financing that enabled us to acquire Innopump, Inc.

With this reduction in outstanding shares, we also wanted to reduce the number of our authorized shares.

The change in our name and reduction in the number of our authorized and outstanding shares has been approved by our board of directors and also by the holders of the majority of our outstanding shares of common stock.

In connection with the name change and reverse split, at your convenience you are requested to forward your existing Carsunlimted.com common stock certificates to our stock transfer agent, Worldwide Stock Transfer, LLC (WST), for re-issuance to reflect the Company’s name change and reverse split. Your current Company share certificate(s) do(es) not now represent the correct number of shares you own. A return envelope is enclosed for your convenience.

As a result of the reverse stock split, shareholders of the Company will own one share of Versadial, Inc. common stock for every forty five shares of common stock of Carsunlimited.com, Inc. The ticker symbol for Versadial, Inc. is VSDL. The new CUSIP number for Versadial, Inc, is 925118101. There will be no cash issued for fractional shares. All fractional shares will be rounded up.

We recommend that you use registered mail, with return receipt, properly insured, when you return your certificates.

We appreciate your ownership in the Company and look forward to assisting you in the process of exchanging the certificates. If you have any questions or concerns, please feel free to contact our transfer agent Worldwide Stock Transfer, LLC (WST) at 201-357-8650.

Very truly yours,

VERSADIAL, INC.

By:	/s/ Geoffrey Donaldson
Geoffrey Donaldson, Chairman